EXHIBIT 99.1

Vical Reports Third Quarter 2016 Financial Results

SAN DIEGO, Nov. 03, 2016 (GLOBE NEWSWIRE) -- Vical Incorporated (Nasdaq:VICL) today reported financial results for the three and nine months ended September 30, 2016. Net loss for the third quarter of 2016 was $2.5 million, or $0.24 per share, compared with a net loss of $0.3 million, or $0.03 per share, for the third quarter of 2015. Revenues for the third quarter of 2016 were $2.6 million, compared with revenues of $5.0 million for the third quarter of 2015, reflecting revenues from Astellas Pharma Inc. for manufacturing services performed under the ASP0113 collaborative agreements. ASP0113 is Vical’s therapeutic vaccine designed to prevent cytomegalovirus (CMV) disease and associated complications in transplant recipients.

Vical had cash and investments of $43.0 million at September 30, 2016. The Company’s net cash use for the first nine months of 2016 was $6.8 million, which was consistent with the Company’s guidance for the full year. The Company is projecting net cash burn for 2016 between $8 million and $11 million.

Operational updates include:

ASP0113 CMV Vaccine

  Recruitment in the multinational Phase 3 registration trial in hematopoietic cell transplant (HCT) recipients met its target enrollment of 500 subjects in September and is now fully enrolled. The primary endpoint of the trial is a composite of overall mortality and CMV end organ disease which will be assessed one year after transplantation. Astellas now expects top-line data to be available in the first quarter of 2018. Vical and Astellas continue to make substantial progress in process validation activities for the manufacture of the bulk drug product in anticipation of a potential BLA filing in 2018.

HSV-2 Therapeutic Vaccine

  In September 2016, Vical announced the initiation of a Phase 2 trial of its bivalent HSV-2 therapeutic vaccine. The randomized, double-blind, placebo-controlled trial is being conducted at approximately 15 U.S. clinical sites and will evaluate the efficacy and safety of the vaccine in approximately 225 otherwise healthy adults aged 18 to 50 years with symptomatic genital HSV-2 infection. The primary endpoint of the study is annualized lesion recurrence rate and was selected following consultation with clinical experts and the FDA. This endpoint is clinically meaningful for both patients and treating physicians as it provides important information on both the number and spacing of recurrences over time in this chronic disease setting.

VL-2397 Antifungal

  Dosing has been completed in Vical’s first-in-human Phase 1 trial of its novel antifungal, VL-2397. The randomized, double-blind, placebo-controlled trial is designed to evaluate safety, tolerability and pharmacokinetics of single and multiple ascending doses of intravenous VL-2397 in healthy volunteers. Safety follow-ups and pharmacokinetic sampling are expected to be completed by the end of 2016 with data to follow in 2017. Vical is working actively with its expert advisors and the FDA to design a Phase 2 efficacy study to evaluate VL-2397 in the treatment of patients with invasive aspergillosis. This fungal infection represents a sizeable unmet need given the high mortality rate in immunocompromised patients, despite available antifungal therapies.

Vical will conduct a conference call and webcast today, November 3, at noon Eastern Time, to discuss the Company’s financial results and program updates with invited participants. The call and webcast are open on a listen-only basis to any interested parties. To listen to the conference call, dial in approximately ten minutes before the scheduled call to (785)830-7992 (preferred), or (800)768-6569 (toll-free), and reference confirmation code 1380572. A replay of the call will be available for 48 hours beginning about two hours after the call. To listen to the replay, dial (719) 457-0820 (preferred) or (888) 203-1112 (toll-free) and enter replay passcode 1380572. The call will also be available live and archived through the events page at www.vical.com. For further information, contact Vical’s Investor Relations department by phone at (858) 646-1127 or by e-mail at ir@vical.com.

About Vical

Vical develops biopharmaceutical products for the prevention and treatment of chronic or life-threatening infectious diseases, based on its patented DNA delivery technologies and other therapeutic approaches. Additional information on Vical is available at www.vical.com.

Forward-Looking Statements

This press release contains forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include net cash use guidance, as well as anticipated developments in independent and collaborative programs, including the plans, timing of initiation, enrollment and announcement of data for clinical trials, plans and timing of regulatory filings and potential markets for Vical’s product candidates. Risks and uncertainties include whether Vical or others will continue development of ASP0113, Vical’s HSV-2 vaccine, VL-2397 or any other independent or collaborative programs; whether Vical will achieve levels of revenues and control expenses to meet its financial projections; whether enrollment in on-going trials will continue at current rates; whether Vical or its collaboration partners will be able to obtain regulatory allowances or guidance necessary to proceed with proposed clinical trials or implement anticipated clinical trial designs; whether on-going or planned clinical trials will be initiated or completed on the timelines Vical currently expects; whether any product candidates will be shown to be safe and efficacious in clinical trials; whether Vical is able to continue its collaborative arrangements or enter into new ones; whether Vical will have access to sufficient capital to fund its planned development activities; whether Vical or its collaborative partners will seek or gain approval to market any product candidates; and additional risks set forth in the Company's filings with the Securities and Exchange Commission. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

VICAL INCORPORATED
Selected Condensed Financial Information (Unaudited)

	Three Months Ended		Nine Months Ended
Statements of Operations	September 30,		September 30,
(in thousands, except per share amounts)	2016	2015	2016	2015
Revenues:
Contract revenue	$2,310	$4,427	$10,028	$12,382
License and royalty revenue	332	590	1,340	1,755
Total revenues	2,642	5,017	11,368	14,137
Operating expenses:
Research and development	2,599	2,128	7,380	8,222
Manufacturing and production	993	1,306	5,060	6,626
General and administrative	1,621	1,916	5,330	6,271
Total operating expenses	5,213	5,350	17,770	21,119
Loss from operations	(2,571)	(333)	(6,402)	(6,982)
Net investment and other income	48	33	201	99
Net loss	$(2,523)	$(300)	$(6,201)	$(6,883)
Basic and diluted net loss per share	$(0.24)	$(0.03)	$(0.64)	$(0.75)
Weighted average shares used in computing
basic and diluted net loss per share	10,453	9,196	9,647	9,160

Balance Sheets			September 30,	December 31,
(in thousands)			2016	2015
Assets:
Cash, cash equivalents, and marketable
securities, including restricted			$40,761	$39,954
Other current assets			6,249	4,544
Total current assets			47,010	44,498
Long-term investments			2,217	2,052
Property and equipment, net			1,375	1,873
Other assets			1,226	1,491
Total assets			$51,828	$49,914

Liabilities and stockholders' equity:
Current liabilities			$3,965	$4,162
Long-term liabilities			-	359
Stockholders' equity			47,863	45,393
Total liabilities and stockholders' equity			$51,828	$49,914

Contacts:
Andrew Hopkins
(858) 646-1127
Website:  www.vical.com

Anthony Ramos
Vice President and Chief Accounting Officer